SOFTWARE LICENSE AGREEMENT

This Software License Agreement (the “Agreement”) is made on October 20, 2006 among Shenzhen iASPEC Software Engineering Company Limited (the “Licensor”), a corporation organized and existing under the laws of the People’s Republic of China, with its head office located at Unit D, 4/F, Block 2, Tian An Cyber Park, Chegongmiao, Shenzhen, Guangdong, 518040, P.R.C. and its shareholders (“Shareholders”), Bo Hai Wen Technology (Shenzhen) Company Limited (the “Licensee”), a wholly owned foreign corporation organized and existing under the laws of the People’s Republic of China, and Irish Mag, Inc., a Florida corporation, which is the holding company of the Licensee, (“the Company”).

RECITALS

WHEREAS, Licensor has developed certain software more particularly described in Schedule A attached hereto (the “Software”) and desires to grant Licensee an exclusive license to use the Software for a term of 30 years.

WHEREAS, Licensee wishes to use the Software under the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Licensee and Licensor hereby agrees as follows:

I SOFTWARE LICENSE

1.01	Software License
Licensor hereby grants to Licensee an exclusive license to use the Software subject to the terms and conditions hereafter set forth.

1.02	Terms of License
This license is effective upon the effective date subject to a satisfactory review on the evaluation report on Software listed in Schedule A. The license will last for a term of 30 years.

1.03	Consideration
Consideration for this license is US$9,801,254.00, to be paid by issuing the Shareholders a total of 16,898,714 shares of Common Stock of the Company, valued at US$ 0.58 per share.

1.04	Closing
The Closing of the transactions shall take place no later than October 31st 2006 or at such other date and time as the parties may mutually agree in writing. The Closing of this Agreement is subject to a valuation report pertaining to the license with a value satisfactory and certified by all directors of the Company.

II LICENSEE’S REPRESENTATIONS AND WARRANTIES

The Licensee and the Company hereby represent and warrant as follows:

2.01 Organization, Capitalization, etc.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and is qualified in no other state.

(b) As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of US$0.01 par value common stock of which 6,000,000 shares are validly issued and outstanding. The Company has committed to issue 8,601,286 shares of common stock under a separate Stock Purchase Agreement. After all the share issuances including the issuances for this Agreement, the total issued and outstanding shares will be 31,500,000. The Shares to be issued under this agreement are “restricted shares” for the purpose of the Securities Act and the holders of the transfer shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or reliance upon an available exemption therefrom.

2.02 Authority; No Violation.

The execution and delivery of this Agreement by the Company and by the Licensee, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Licensee is a party or by which the Company or the Licensee is bound.

2.03 Absence of Certain Changes.

The Company has not, and as of the Closing will not have:

(a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b) Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise);

(d) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e) Made any material change in any method of accounting or accounting practice.

2.04 Litigation.

There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Licensee, threatened against the Company, and neither the Company nor the Licensee knows or has any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

2.05 Disclosure.

The Licensee has disclosed to the Licensor all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Licensee contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Licensor pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

2.06 Full Disclosure.

The Licensee and the Company have provided the Licensor with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Licensor by the Company or by any of the individuals executing this Agreement as Licensee, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

III LICENSOR’S REPRESENTATION AND WARRANTIES

Licensor represents and warrants to Licensee that:

3.01 Licensor is the owner of all right, title and interest, including copyright, in all Software, or has the authority to enter into this Agreement on behalf of the owner;

3.02 Licensor has not granted any right or license to the Software that would conflict with any term under this Agreement

3.03 Licensor would not enter any Agreement with any third party which would affect Licensee’s right under this Agreement, or bind Licensee to any third party, without Licensee’s prior written consent.

3.04 Licensee’s use of the Software as authorized by this Agreement will not infringe any existing copyright, trade secret, patent or trademark right of any third party.

3.05 Licensor will provide Licensee a valuation report before the Closing showing the total value of the software licenses is not less than the Consideration.

IV TERMINATION

Licensor has the right to immediately terminate the License if Licensee fails to perform any obligation required of Licensee under this Agreement of if Licensee becomes bankrupt or insolvent. Licensee may terminate it any any time by destroying all copies of the Software and Documentations in its Possession. It will also automatically terminate if Licensee fails to comply with any term or condition of this Licensee Agreement.

V MISCELLANEOUS

5.01 Software Modification

Licensee shall have the right, in its own discretion, to independently modify the Software for its only purpose and use. Licensee shall be the owner of such modification.

5.02 Confidentiality

Each party agrees that it shall not disclose to any third party any confidential, financial or business information of the other party which it learns during the course of its performance of this Agreement, without the prior written consent of such other party. This obligation shall survive the cancellation or termination of this Agreement.

5.03 Notice

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address set forth above.

5.04 Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of People’s Republic of China.

5.05 Counterparts.

This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Licensor, the Licensee and the Company on the date first above written.

LICENSOR:

_____________________________
iASPEC Software Engineering Company Limited

LICENSEE:
Bo Hai Wen Technology (Shenzhen) Company Limited

By: _____________________________

ACKNOWLEDGED AND APPROVED:

______________________________
Irish Mag Inc.

Schedule A Software

Code	Registration Code	Name	Version
27735	2004SR09334	iASPEC Case Tracking Management System	V 2.0
27736	2004SR09335	iASPEC Application Envelope System	V 2.1
27737	2004SR09336	iASPEC Quality System Document Management System	V 2.2
27738	2004SR09337	iASPEC e-Logistics Support Management System	V 2.0
27739	2004SR09338	iASPEC Secured and Audited Message Switching System	V 2.5
27485	2004SR09084	iASPEC Project e-TimeTracker Management System	V 2.0
27486	2004SR09085	iASPEC Application e-Monitor System	V 3.3
27487	2004SR09086	iASPEC Remote Administered Distributed Application Architecture System	V 2.1.3
27488	2004SR09087	iASPEC Community and Establishment Management System	V 1.1
27489	2004SR09088	iASPEC Document and WorkFlow Management System	V 3.0
27490	2004SR09089	iASPEC e-Community Management and Service System	V 1.0
59255	2006SR11589	iASPEC Content Management System	V 1.0
59256	2006SR11590	iASPEC Three In One Police Computer Assistant Dispense System	V 1.0
59257	2006SR11591	iASPEC Police Force General Management System	V 1.0
59258	2006SR11592	iASPEC General Office Automatization System	V 1.0
59259	2006SR11593	iASPEC Police Geographic Information System	V 1.0